Exhibit 99.1

KCSA Contacts:

Todd Fromer / Garth Russell

212-896-1215 / 1250

tfromer@kcsa.com / grussell@kcsa.com

FOR IMMEDIATE RELEASE

SENETEK PLC ANNOUNCES VOTING RESULTS FROM

ITS ANNUAL GENERAL MEETING

NAPA, Calif., December 18, 2006 — Senetek PLC (OTCBB: SNTKY), www.senetekplc.com, a life sciences product development company targeting the science of aging to include skincare and dermatological therapeutics, erectile dysfunction, nutrition and cancer, today announced that shareholders had approved all five resolutions that the Company had proposed at the Annual General Meeting of Shareholders held in New York on December 12, 2006. Each of the resolutions received the support of more than 80% of the share votes cast.

“We are pleased with the record turn-out this year, which represented approximately 65%, and the overwhelming vote in favor of our two nominees for re-election to the Board, Mr. Rodger Bogardus and Mr. Kerry Dukes,” stated Frank J. Massino, Senetek CEO. “The Board and management of Senetek are looking forward to 2007, as we move ahead with several exciting business opportunities in the coming year.”

About Senetek:

Senetek is a life sciences product development company with an extensive array of intellectual properties covering in excess of 2000 patented and patent applied for compounds and uses targeting the science of aging to include skincare and dermatological therapeutics, erectile dysfunction, nutrition and cancer through RNA interference technology.

The Company’s lead commercial product, Kinetin, is currently licensed and marketed by 14 pharmaceutical and cosmeceutical companies such as Valeant Pharmaceuticals and The Body Shop. In addition, the Company has entered into commercial arrangements for its proprietary anti-aging skincare compound, Zeatin, its patented combination drug treatment for erectile dysfunction, Invicorp®, its novel drug delivery system, Reliaject® as well as its proprietary diagnostic monoclonal antibodies.

For additional information, please visit Senetek PLC’s Web site at http://www.senetekplc.com.

Safe Harbor Statement:

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act, including those indicating the financial outlook for fiscal 2006 and those that might imply commercial potential and successful evaluation and development of new compounds. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K/A for the year 2005. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.